KramerWeisman
and associates, LLP
Certified Public Accountants and Consultants

12515 Orange Drive ■ Suite 814 ■ Davie, Florida 33330 ■ 954.475.1260 Phone ■ 954.475.1221 Fax ■ www.kwacpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Cleartronic, Inc. and Subsidiary File No. 333-135585

We have read the statements included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K filed with the Securities and Exchange Commission on or about January 21, 2011 Cleartronic, Inc. and Subsidiary and we agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

Kramer Weisman and Associates LLP

Kramer Weisman an Associates, LLP
Davie, FL
January 21, 2011